Exhibit 99.1

FOR IMMEDIATE RELEASE

Assurant Reports Third Quarter 2010 Financial Results

3Q 2010 Net Operating Income of $137.7 million, $1.27 per diluted share,

Net Income of $141.7 million, $1.30 per diluted share

•	9.1 percent growth in NOI driven by improved results in all four businesses

•	11.5 percent annualized operating ROE, excluding AOCI

•	$710 million of corporate capital, up from $575 million in 2Q 2010

•	10.4 percent year-to-date growth in book value per diluted share, excluding AOCI

NEW YORK, Oct. 27, 2010 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the third quarter and first nine months of 2010.

“Assurant’s disciplined actions to grow revenues, manage expenses and become more efficient are yielding improved results,” said Robert B. Pollock, Assurant’s president and CEO. “Our businesses are generating strong cash flows and our corporate capital position is continuing to grow. We are well-positioned to deliver sustainable value to our shareholders.”

Third Quarter 2010 Results

Net operating income1 for the third quarter 2010 increased 9.1 percent to $137.7 million, or $1.27 per diluted share, compared to third quarter 2009 net operating income of $126.2 million, or $1.07 per diluted share. All four businesses – Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits – delivered improved results.

Net income for the third quarter 2010 decreased 2.1 percent to $141.7 million, or $1.30 per diluted share, compared to third quarter 2009 net income of $144.7 million, or $1.22 per diluted share. After-tax net realized gains on investments were $4.0 million in the quarter, compared to after-tax net realized gains of $12.9 million in third quarter 2009.

Net earned premiums in the third quarter 2010 decreased 2.2 percent to $1.8 billion from $1.9 billion in third quarter 2009, primarily reflecting a decline in premiums at Assurant Solutions.

Net investment income in the third quarter 2010 increased 1.9 percent to $176.2 million, compared to $172.9 million in third quarter 2009, as an increase in invested assets offset the impact of lower investment yields.

Nine-Month Results

Net operating income for the first nine months of 2010 increased 22.3 percent to $444.3 million, or $3.94 per diluted share, compared to $363.3 million, or $3.07 per diluted share, in 2009. Results in each business produced year-over-year improvement.

Net income for the first nine months of 2010 increased 10.7 percent to $463.6 million, or $4.11 per diluted share, versus $418.6 million, or $3.54 per diluted share year-to-date 2009. After-tax net realized gains on investments were $19.3 million for the first nine months of 2010, compared to net realized losses of $27.3 million for the same period of 2009. Results for the first nine months of 2010 also include a $17.4 million after-tax benefit from a reserve decrease due to a legal settlement. Net income for the first nine months of 2009 included an $83.5 million benefit from a favorable legal settlement and an $8.1 million after-tax legal charge.

Net earned premiums in the first nine months of 2010 were $5.6 billion, down slightly compared with nine-month 2009 results.

Net investment income for the first nine months of 2010 was $525.4 million, down slightly compared to the first nine months of 2009. Lower investment yields offset the impact of an increase in invested assets.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	3Q 2010	3Q 2009	9 Months 2010	9 Months 2009
		(UNAUDITED)
	(dollars in millions, net of tax)
Assurant Solutions	$32.3	$31.6	$91.5	$89.8
Assurant Specialty Property	106.7	103.2	328.8	299.1
Assurant Health	5.3	(4.8)	39.0	(0.5)
Assurant Employee Benefits	16.9	11.5	45.8	30.6
Corporate and other	(17.5)	(9.8)	(43.0)	(39.3)
Amortization of deferred gain on disposal of businesses	3.9	4.4	11.8	13.2
Interest expense	(9.9)	(9.9)	(29.6)	(29.6)

Net operating income	137.7	126.2	444.3	363.3
Adjustments:
Net realized gains (losses) on investments	4.0	12.9	19.3	(27.3)
Change in tax valuation allowance	—	7.0	—	(0.9)
Legal settlement and related expenses	—	(1.4)	—	83.5

Net income	$141.7	$144.7	$463.6	$418.6

A schedule of disclosed items that affected Assurant’s results by business for the last seven quarters is available on page 19 of the Company’s Financial Supplement, which is available at www.assurant.com.

Assurant Solutions

($ in millions)	3Q10	3Q09	% Change	9M10	9M09	% Change
Net Operating Income	$32.3	$31.6	2.2	$91.5	$89.8	1.9
Net Earned Premiums	$611.3	$669.3	-8.7	$1,886.3	$1,980.9	-4.8

Net operating income was up for the quarter and first nine months of 2010. The international combined ratio declined for the quarter and year to date, reflecting continued improved loss experience. Results also benefited from the favorable impact of foreign exchange rates. Effective tax rates continue to run higher than in 2009, but decreased from second quarter 2010. The domestic combined ratio increased in the third quarter 2010 due to less favorable loss experience in extended service contracts.

Net earned premiums decreased for the quarter and first nine months of 2010, primarily due to the discontinuation of domestic service contract sales in 2009 from former clients that are no longer in business and continued run-off of domestic credit business. Partially offsetting the decline, international net earned premiums increased for the quarter and first nine months due to new and existing client growth as well as the favorable impact of foreign exchange rates. Preneed fee income increased, reflecting increased sales primarily in Canada.

Assurant Specialty Property

($ in millions)	3Q10	3Q09	% Change	9M10	9M09	% Change
Net Operating Income	$106.7	$103.2	3.4	$328.8	$299.1	10.0
Net Earned Premiums	$481.1	$478.7	0.5	$1,467.1	$1,450.3	1.2

Net operating income increased for the quarter and first nine months of 2010 reflecting an improved combined ratio. Third quarter 2010 results include no reportable catastrophes. Results for the first nine months of 2010 include a $7.6 million after-tax favorable unearned premium reserve adjustment and $5.0 million after-tax of reportable catastrophe losses compared to no reportable catastrophes during 2009. Third quarter 2009 results included a $5.9 million favorable after-tax subrogation reimbursement.

Net earned premiums increased slightly for the quarter and first nine months of 2010. The growth in creditor-placed homeowners and other premiums, including creditor-placed flood and renters, was offset by increased ceded premiums and lower real estate-owned premiums. Year-to-date 2010 results include a $13.6 million favorable adjustment from an unearned premium reserve review.

Assurant Health

($ in millions)	3Q10	3Q09	% Change	9M10	9M09	% Change
Net Operating Income (Loss)	$5.3	$(4.8)	NM	$39.0	$(0.5)	NM
Net Earned Premiums	$467.7	$470.4	-0.6	$1,402.9	$1,411.6	-0.6

NM = Not Meaningful

Net operating income for the third quarter and first nine months of 2010 increased due to improved loss ratios, reflecting pricing and plan design changes implemented to address higher medical utilization trends. Third quarter 2010 results include a $5.0 million after-tax restructuring charge. Third quarter 2009 results included an $8.1 million after-tax legal charge. Results for the first nine months of 2010 benefited from a $17.4 million after-tax reserve decrease due to a legal settlement.

Net earned premiums decreased slightly for the third quarter and first nine months of 2010 due to a decline in small group and short-term medical premiums. Individual medical premiums increased slightly for the third quarter and first nine months of 2010.

Assurant Employee Benefits

($ in millions)	3Q10	3Q09	% Change	9M10	9M09	% Change
Net Operating Income	$16.9	$11.5	47.9	$45.8	$30.6	49.6
Net Earned Premiums	$272.4	$256.0	6.4	$832.8	$782.0	6.5

Net operating income for the quarter and first nine months of 2010 increased due to favorable loss experience. Results for the quarter and nine months benefited from very low disability incidence and favorable life mortality rates. Year–to-date results include a $4.4 million after-tax restructuring charge compared to a $1.5 million restructuring charge in 2009.

Net earned premiums increased for the quarter and first nine months of 2010, reflecting both the acquisition of a block of business and reinsurance clients added in the fourth quarter of 2009.

Corporate & Other

($ in millions)	3Q10	3Q09	% Change	9M10	9M09	% Change
Net Operating (Loss)	$(17.5)	$(9.8)	-80.4	$(43.0)	$(39.3)	-9.6

Net operating loss in the third quarter and first nine months of 2010 increased primarily due to increases in tax, compensation and pension-related costs.

Capital Position

The Company repurchased 1.2 million of its outstanding common shares for an aggregate purchase price of $44.9 million in the third quarter 2010. Year to date, through Sept. 30, 2010, the company repurchased 10.7 million shares for $369.2 million, with $400.9 million remaining in the repurchase authorization. During the third quarter 2010, corporate capital increased to approximately $710 million from about $575 million at June 30, 2010.

Financial Position

Stockholders’ equity, excluding accumulated other comprehensive income (“AOCI”), increased to $4.9 billion at Sept. 30, 2010, from $4.8 billion at Dec. 31, 2009. The book value per diluted share2, excluding AOCI, increased 10.4 percent to $44.67, from $40.47 at Dec. 31, 2009. AOCI of $514.7 million improved by $449 million from Dec. 31, 2009. The annualized operating return on equity (“ROE”) 3 was 11.5 percent for the quarter. As of Sept. 30, 2010, total assets were approximately $27 billion. The ratio of debt to total capital, excluding AOCI, improved to 16.8 percent at Sept. 30, 2010, versus 17 percent at Dec. 31, 2009, while the asset leverage ratio was 2.6 to 1.

Earnings Conference Call

Assurant will host a conference call on Thursday, Oct. 28, 2010 at 8:00 a.m. ET with access available via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-417-8465 (toll-free domestic), or 719-325-2264 (international); pass code: 4724923. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 11:00 a.m. ET on Thursday, Oct. 28, 2010 and can be accessed at 888-203-1112 (toll-free domestic), or 719-457-0820 (international); pass code: 4724923. The webcast will be archived on Assurant’s website at www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments in the U.S. and select worldwide markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,500 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:	Investor Relations Contacts:

Vera Carley	Melissa Kivett	Brian D. Koppy
Director, Media Relations and	Senior Vice President	Vice President
Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
vera.carley@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) the effects of the Patient Protection and Affordable Care Act and the rules and regulations thereunder on our health and employee benefits businesses; (ii) factors, including the effects of health care reform and the relationship between the Company’s market capitalization and its book value, that could result in a material impairment of goodwill on the company’s balance sheet; (iii) loss of significant client relationships, distribution sources and contracts; (iv) failure to attract and retain sales representatives; (v) losses due to natural and man-made catastrophes; (vi) a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry); (vii) unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation; (viii) current or new laws and regulations that could increase our costs and/or decrease our revenues; (ix) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies, unemployment and inflationary pressure); (x) inadequacy of reserves established for future claims losses; (xi) failure to predict or manage benefits, claims and other costs; (xii) increases or decreases in tax valuation allowances; (xiii) fluctuations in exchange rates and other risks related to our international operations; (xiv) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xv) diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and inability to target an appropriate overall risk level); (xvi) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xvii) inability of reinsurers to meet their obligations; (xviii) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xix) failure to effectively maintain and modernize our information systems; (xx) failure to protect client information and privacy; (xxi) failure to find and integrate suitable acquisitions and new insurance ventures; (xxii) inability of our subsidiaries to pay sufficient dividends; (xxiii) failure to provide for succession of senior management and key executives; and (xxiv) significant competitive pressures in our businesses and cyclicality of the insurance industry. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2009 Annual Report on Form 10-K, Second Quarter 2010 Form 10-Q and upcoming Third Quarter 2010 Form 10-Q, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the Reconciliation of Net Operating Income to Net Income for Assurant chart , net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other accumulated comprehensive income items. The comparable GAAP measure for this included measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $49.41 as of Sept. 30, 2010, as shown in the reconciliation table below.

3Q 2010
Book value per diluted share (excluding AOCI)	$44.67
Change due to effect of including AOCI	$4.74

Book value per diluted share	$49.41

(3)	Assurant uses annualized operating return on equity (“ROE”) as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding accumulated other comprehensive income (“AOCI”), and then the return is annualized, if necessary. The Company believes annualized operating ROE provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated annualized GAAP ROE for the three months and nine months ended Sept.30, 2010 was 10.9 percent and 12.1 percent, respectively, as shown in the following reconciliation table.

	3Q 2010	Nine Months 2010
Annualized operating return on average equity (excluding AOCI)	11.5%	12.3%
Net realized gains on investments	0.3%	0.5%
Change due to effect of including AOCI	-0.9%	-0.7%

Annualized GAAP return on average equity	10.9%	12.1%

A summary of net operating income disclosed items is included on page 19 of the Company’s Financial Supplement, which is available at www.assurant.com.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three and Nine Months Ended Sept. 30, 2010 and 2009

	3Q	3Q	Nine Months
	2010	2009	2010	2009
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,832,514	$1,874,398	$5,589,052	$5,624,843
Net investment income	176,170	172,924	525,380	526,335
Net realized gains (losses) on investments	6,043	19,866	29,668	(41,965)
Amortization of deferred gain on disposal of businesses	6,024	6,802	18,129	20,354
Fees and other income	93,220	82,883	259,892	388,792

Total revenues	2,113,971	2,156,873	6,422,121	6,518,359

Benefits, losses and expenses
Policyholder benefits	913,253	941,145	2,746,565	2,890,889
Selling, underwriting, general and administrative expenses	958,824	991,502	2,901,518	2,933,510
Interest expense	15,162	15,160	45,484	45,509

Total benefits, losses and expenses	1,887,239	1,947,807	5,693,567	5,869,908

Income before provision for income taxes	226,732	209,066	728,554	648,451
Provision for income taxes	85,062	64,336	264,986	229,818

Net income	$141,670	$144,730	$463,568	$418,633

Net income per share:
Basic	$1.31	$1.22	$4.13	$3.54
Diluted	$1.30	$1.22	$4.11	$3.54
Dividends per share	$0.16	$0.15	$0.47	$0.44
Share data:
Basic weighted average shares outstanding	107,806,207	118,184,367	112,137,558	118,187,358
Diluted weighted average shares outstanding	108,584,282	118,291,841	112,791,123	118,261,464

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets (unaudited)

At Sept. 30, 2010 (unaudited) and Dec. 31, 2009

	September 30, 2010	December 31, 2009
	(in thousands)
Assets
Investments and cash and cash equivalents	$15,068,433	$14,476,384
Reinsurance recoverables	4,931,151	4,231,734
Deferred acquisition costs	2,432,990	2,504,654
Goodwill	926,195	926,398
Assets held in separate accounts	1,890,221	1,972,332
Other assets	1,596,344	1,749,165

Total assets	26,845,334	25,860,667

Liabilities
Policyholder benefits and claims payable	11,445,170	10,715,960
Unearned premiums	4,964,668	5,153,564
Debt	972,137	972,058
Mandatorily redeemable preferred stock	8,160	8,160
Liabilities related to separate accounts	1,890,221	1,972,332
Deferred gain on disposal of businesses	146,770	164,899
Accounts payable and other liabilities	2,051,667	2,020,445

Total liabilities	21,478,793	21,007,418

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,851,870	4,787,324
Accumulated other comprehensive income	514,671	65,925

Total stockholders’ equity	5,366,541	4,853,249

Total liabilities and stockholders’ equity	$26,845,334	$25,860,667